Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, of the reference to our firm under the caption “Experts” and to the use of our report dated April 19, 2013, except for Note 3 as to which the date is December 9, 2013, with respect to the financial statements of Alpha Share Resources LP included in the Registration Statement (Form S-1 No. 333-192894) and related Prospectus of Rice Energy Inc.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

January 23, 2014